SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 19, 2011

INERGETICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

205 Robin Road, Suite 222, Paramus, NJ 07652 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Inergetics, Inc. including its wholly-owned subsidiary, Millennium Biotechnologies, Inc. (collectively, the “Company”) has extended the offer period for ten business days for the Company’s unsecured debt (excluding (a) trade payables and (b) aggregate, as of June 30, 2011, of approximately $691,133 of unsecured debt owed to Ventiv Commercial Services, LLC and four other debt holders) shall exchange their debt for shares of Common Stock at a rate equal to 176% of the Conversion Price of the First Position Bridge Notes.  As of June 30, 2011, such unsecured debt (exclusive of the trade payables and the $691,133 of excluded unsecured debt) totaled approximately $1,362,246.  As of August 19, 2011, $698,439 or 51.27% of the Unsecured Debt (exclusive of the trade payables and the $691,133 of excluded unsecured debt)  has agreed to exchange their debt for shares of Common Stock.   The Company must achieve at least 80% exchange of the Company’s unsecured debt (exclusive of the trade payables and the $691,133 of excluded unsecured debt) for shares of Common Stock.

The Company has extended the offer period for ten business days for the holders of at least 90% of the aggregate principal amount of the Company’s outstanding Secured Unit Notes issued in late 2009 and early 2010, excluding the debt under Unit Notes owned by the Primary Creditors, who together are the holders of the largest amount of the Unit Notes, shall have irrevocably committed to exchange their Unit Notes for shares of G Preferred.  As of June 30, 2011, such Secured Unit Notes (exclusive of the Primary Creditors Unit Notes) totaled $1,969,429.  As of August 19, 2011, $1,782,675 or 90.52% of the Unit Notes (exclusive of the Primary Creditors Unit Notes) has agreed to exchange their debt for shares of G Preferred.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 19, 2011

INERGETICS, INC.

By:	/s/ Michael James
Michael James, CFO